Exhibit 5.1

September 28, 2026

Lite Strategy, Inc.

9920 Pacific Heights Blvd., Suite 150

San Diego, CA 92121

Re: Lite Strategy, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Lite Strategy, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of the offer and sale of 2,542,050 shares of common stock, par value $0.00000002 per share of the Company (the “Common Stock”), which may be issued under the Lite Strategy, Inc. 2026 Omnibus Equity Compensation Plan (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Sixth Amended and Restated By-Laws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, and (v) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that the Common Stock being registered pursuant to the Registration Statement to be issued under the Plan have been duly authorized by the Company and, if and when issued and paid for in full in accordance with the Plan as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under the provisions of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP